As filed with the Securities and Exchange Commission on September 23, 2015. Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________
TRANSUNION
(Exact name of registrant as specified in its charter)

Delaware	61-1678417
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
555 West Adams Street
Chicago, IL 60661
(312) 985-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
_________________________
TransUnion Holding Company, Inc. 2012 Management Equity Plan
(Full title of the plan)
___________________________________
John W. Blenke, Esq.
Executive Vice President, Corporate General Counsel and Corporate Secretary
TransUnion
555 West Adams Street
Chicago, Illinois 60661
(312) 985-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________________________________
With copies to:
Richard Fenyes, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000
Telecopy: (212) 455-2502
___________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	10,103,604	(3)	$67,404,534.15	$7,832.41
(1)    The securities to be registered include shares of common stock, par value $0.01 per share, of TransUnion (“Common Stock”) and options and rights to acquire Common Stock issuable under the plans listed in footnote 2 below.
(2)    Covers 10,103,604 shares of Common Stock issuable under the TransUnion Holding Company, Inc. 2012 Management Equity Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional Common Stock, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)    Computed pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, solely for the purpose of determining the amount of the registration fee, and determined according to the following offering price information: of the 10,103,604 shares of common stock reserved for issuance under the 2012 Plan being registered hereunder, (i) 6,459,495 shares of common stock are subject to outstanding options with an exercise price of $4.49 per share, (ii) 2,202,826 shares of common stock are subject to outstanding options with an exercise price of $8.57 per share, (iii) 1,354,063 shares of common stock are subject to outstanding options with an exercise price of $13.06 per share, (iv) 72,220 shares of common stock are subject to outstanding options with an exercise price of $21.00 per share, and (v) 15,000 shares of common stock are subject to outstanding options with an exercise price of $22.50 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the TransUnion Holding Company, Inc. 2012 Management Equity Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission by TransUnion (the “Company” or “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s prospectus, dated June 24, 2015, filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the registration statement on Form S-1 (File No. 333- 203110);

(b)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 30, 2015;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed with the SEC on May 7, 2015 and July 31, 2015, respectively;

(d)
The Company’s Current Reports on Form 8-K filed with the SEC on March 13, 2015, May 22, 2015, June 8, 2015, June 22, 2015, June 29, 2015, July 2, 2015, July 20, 2015, August 10, 2015, and August 21, 2015 (except for any portions of such reports furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC); and

(e)
The description of the Company’s common stock contained in its registration statement on Form 8-A (Registration No. 001-37470), filed on June 24, 2015 pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability. We have entered into indemnification agreements with our directors and will enter into indemnification agreements with our future directors pursuant to which we have agreed to indemnify them to the fullest extent permitted by Delaware law.
Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened,

pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Company’s amended and restated bylaws provide that the Company must indemnify, and advance expenses to, its directors and officers to the full extent authorized by the DGCL.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation of TransUnion (Incorporated by reference to Exhibit 4.1 of TransUnion’s Registration Statement on Form S-8 filed June 25, 2015)
4.2	Second Amended and Restated Bylaws of TransUnion (Incorporated by reference to Exhibit 4.2 of TransUnion’s Registration Statement on Form S-8 filed June 25, 2015)
4.3
Stockholders’ Agreement made as of April 30, 2012, among TransUnion (formerly TransUnion Holding Company, Inc.), the members of the management or other key persons of TransUnion or of TransUnion Intermediate Holdings, Inc. (formerly TransUnion Corp.), that are signatories thereto, any other person who becomes a party thereto, and the GS Investors (as defined therein) and the Advent Investor (as defined therein) (for specific purposes) (Incorporated by reference to Exhibit 10.4 to TransUnion’s Registration Statement on Form S-4 filed July 31, 2012)

4.4	TransUnion Holding Company, Inc. 2012 Management Equity Plan (Incorporated by reference to Exhibit 10.1 to TransUnion’s Registration Statement on Form S-4 filed July 31, 2012)
5.1*	Opinion of Simpson Thacher & Bartlett LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Mancera, S.C.
23.3*	Consent of Deloitte Haskins & Sells LLP**
23.4*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages to this Registration Statement)
*    Filed herewith.
**    Effective November 20, 2013, Deloitte Haskins & Sells (referred to as DHS) has been converted to a limited liability partnership as Deloitte Haskins & Sells LLP (referred to as DHS LLP). DHS LLP has succeeded DHS and retains and assumes all the responsibility of DHS as if DHS LLP were the independent auditors of Credit Information Bureau (India) Limited for the year ended March 31, 2013 and as of March 31, 2013.

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on September 23, 2015.
TRANSUNION

By:    /s/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints John W. Blenke and Michael J. Forde or either of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, including in his capacity as a director and/or officer, as the case may be, to sign and file, with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any or all of the above-described matters, as fully as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ JAMES M. PECK	Director, President and Chief Executive Officer	September 23, 2015
James M. Peck	(Principal Executive Officer)

/s/ SAMUEL A. HAMOOD	Executive Vice President and Chief Financial Officer	September 23, 2015
Samuel A. Hamood	(Principal Financial Officer)

/s/ JAMES V. PIEPER	Senior Vice President and Chief Accounting Officer	September 23, 2015
James V. Pieper	(Principal Accounting Officer)

/s/ GEORGE A. AWAD	Director	September 23, 2015
George M. Awad

/s/ CHRISTOPHER EGAN	Director	September 23, 2015
Christopher Egan

/s/ GILBERT H. KLEMANN	Director	September 23, 2015
Gilbert H. Klemann

/s/ SIDDHARTH N. (BOBBY) MEHTA	Director	September 23, 2015
Siddharth N. (Bobby) Mehta

/s/ LEO F. MULLIN	Director	September 23, 2015
Leo F. Mullin

/s/ ANDREW PROZES	Director	September 23, 2015
Andrew Prozes

/s/ SUMIT RAJPAL	Director	September 23, 2015
Sumit Rajpal

/s/ STEVEN M. TADLER	Director	September 23, 2015
Steven M. Tadler